Exhibit 21

SUBSIDIARIES OF HEXCEL CORPORATION

DOMESTIC:

1.	ACM Holdings LLC (Delaware)
2.	Hexcel Foundation (California)
3.	Hexcel LLC (Delaware)
4.	Hexcel Pacific Rim Corporation (California)
5.	Hexcel Pottsville Corporation (Delaware)
6.	Hexcel Reinforcements Corp. (Delaware)
7.	Hexcel Reinforcements Holding Corp. (Delaware)

FOREIGN:
1.	Hexcel Asia Pacific Trading Limited (Hong Kong)
2.	Hexcel-China Holdings Corp. (Mauritius)
3.	Hexcel Composites GmbH (Austria)
4.	Hexcel Composites GmbH (Germany)
5.	Hexcel Composites GmbH & Co. KG (Austria)
6.	Hexcel Composites Limited (UK)
7.	Hexcel Composites SASU (France)
8.	Hexcel Composites Sdn. Bhd. (Malaysia)
9.	Hexcel Composites S.L. (Spain)
10.	Hexcel Composites S.P.R.L. (Belgium)
11.	Hexcel Composites S.r.l. (Italy)
12.	Hexcel Europe Limited (UK)
13.	Hexcel Fibers S.L. (Spain)
14	Hexcel Financing Luxembourg S.à.r.l.
15.	Hexcel Holding GmbH (Austria)
16.	Hexcel Holdings Hong Kong Limited (Hong Kong)
17.	Hexcel Holdings Luxembourg S.à r.l. (Luxembourg)
18.	Hexcel Holding Spain, S.L. (Spain)
19.	Hexcel Holdings SASU (France)
20.	Hexcel Holdings (UK) Limited (UK)
21.	Hexcel Ireland Ltd. (Ireland)
22.	Hexcel Japan K. K. (Japan)
23.	Hexcel LLC Luxembourg SCS
24.	Hexcel Overseas (UK)
25.	Hexcel Reinforcements Holding Corp. Luxembourg SCS
26.	Hexcel Reinforcements SASU (France)
27.	Hexcel Research Ltd. (UK)
28.	Hexcel SASU (France)
29.	Hexcel (Tianjin) Composites Material Co., Ltd.
30.	Hexcel (UK) Limited (UK)
31.	Société de Technologies Appliquées aux Matériaux SARL (France)